EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”), dated as of June 16, 2008, by and between GPS Industries, Inc., a Nevada corporation (the “Employer”) and David Chessler, an individual residing at 1026 Las Posas San Clemente, CA 92673 (the “Executive”).

RECITAL

WHEREAS, the Employer and the Executive desire to set forth the terms pursuant to which the Executive will be employed by the Employer as its Chief Executive Officer.

NOW, THEREFORE, the Employer and the Executive hereby agree as follows:

Section 1. Employment

(a) The Employer shall employ the Executive, and the Executive agrees to be employed by the Employer, upon the terms and conditions hereinafter provided, for a term commencing June 16, 2008 (the “Effective Date”) and expiring December 31, 2011 unless earlier terminated pursuant to the terms hereto (the “Term”).

(b) The Executive hereby represents, warrants and covenants that (1) the Executive has the legal capacity to execute and perform this Agreement, (2) this Agreement is a valid and binding agreement enforceable against the Executive according to its terms, (3) the execution and performance of this Agreement by the Executive does not violate the terms of any existing agreement or understanding to which the Executive is a party or any rights of any third party, and (4) in performing his services hereunder, Executive will not use any intellectual property owned by any third party except with proper license or other authorization.

Section 2. Duties. The Executive shall report to the Board of Directors of the Employer (the “Board”) and have the title of Chief Executive Officer of the Employer. The Executive shall be appointed to the Employer’s board of directors and be nominated for election as a member of the Board at each annual meeting of shareholders of the Employer occurring during the Term. The Executive shall have such duties as are generally applicable to chief executive officers of companies similar to that of the Employer and which are consistent with the Executive’s experience, expertise and position as shall be assigned to the Executive from time to time by the Board. During the Term, and except for vacation in accordance with the Employer’s standard vacation policies or due to illness or incapacity, the Executive shall devote all of the Executive’s business time, attention, skill and efforts exclusively to the business and affairs of the Employer and its parents, subsidiaries and affiliates. The Executive understands that the Employer is currently headquartered in Vancouver, British Columbia with substantial operations in Austin, Texas. While the Employer is considering moving its headquarters to the Sarasota, Florida region, no final decision has been made. Accordingly, Executive may be required to spend all or a substantial portion of his time at the Employer’s existing locations. Notwithstanding anything herein to the contrary, to the extent that the following does not impair Executive’s ability to perform Executive’s duties pursuant to this Agreement, nor violate the terms of the provisions set forth in Section 6 hereof, Executive may make personal investments in such form or manner as will not require the Executive’s services in the operation or affairs of the business in which such investments are made. Further, it is understood that the Executive owns directly or indirectly systems relating to GPS golf course products (“Systems”) consisting of approximately 2,000 GPS Video Display units (“Units”) in North America and 700 Units outside North America which the Executive leases to golf courses (“Leases”). To avoid conflict, so long as Executive is employed by the Employer, the Executive hereby assigns all of his rights in all of the advertising revenues generated from the Units. Should the Executive no longer be employed by the Employer, any advertising agreements that were then in existence with respect to the Units shall be entitled to run throughout the term of the advertising contracts except that the Executive shall be entitled to the revenues therefrom from the effective date of his termination. During the Term, the Executive will also negotiate and split with the Employer a portion of all of the service and support revenue that he receives, and the Employer in turn will provide service and support to all of the courses covered by the Leases. During the period ending on the earlier of December 31, 2011 or the Termination Date, Employer will not sell its Units to golf courses if such Units will interfere with the Leases, and the Executive will not remove the Units from their existing locations so as to compete with the Employer. As used herein, “compete” means selling or leasing the Units to (a) courses which then use Units provided by the Employer; or (b) courses which are on a prospect list of the Employer with targeted transactions to take place within nine months from the date of removal. Additionally, during the Term, the Executive shall not acquire additional Systems for lease to golf courses which the Employer or its contracted lease financing company (after notice from the Executive) has indicated it is interested in leasing. The Executive shall not allocate more than five (5) hours a month to this business activity.

Section 3. Compensation. For all services rendered by the Executive in any capacity required hereunder during the Term, including, without limitation, services as an officer, director, or member of any committee of the Employer or any parent, subsidiary, affiliate or division thereof, the Executive shall be compensated as follows:

(a) The Employer shall pay the Executive a fixed salary (“Base Salary”) at a rate of $120,000 per annum from the Effective Date through December 31, 2009, $126,000 per annum from January 1, 2010 through December 31, 2010, and $132,000 per annum from January 1, 2011 until the last day of the Executive’s employment with the Employer. The Board may from time to time further increase the Base Salary in its sole discretion. The Base Salary shall be payable in accordance with the customary payroll practices of the Employer.

(b) For each twelve-month period, commencing January 1, 2009, and each annual period thereafter, Executive shall be entitled to a bonus of 50% of the then applicable Base Salary (the “Bonus Amount”) if at least half of the Performance Criteria for such year have been achieved as reflected in the table in Section 3(c) (the “Performance Criteria”). Any Bonus shall be payable within thirty days following the filing date of the Employer’s 10-K Report for the applicable year.

(c) Executive is hereby granted options (the "Options") to purchase an aggregate of 60,000,000 shares of the Employer's Common Stock (the "Option Shares"). The Options shall be divided into thirty-nine tranches (each a "Tranche"). Tranches 1-15 shall have a term of 30 months and Tranches 16-39 shall have a term of two years from the date such Tranche vests. No Tranche which requires the satisfaction of Performance Criteria shall vest unless such Criteria have been met for the applicable period as set forth on the following table. If such Criteria have not been so met, the Options granted with respect to such Tranche shall be deemed to have expired and may not be exercisable. The Options are being granted pursuant to and subject to the Employer's existing Stock Option Plan (the "Plan"), it being understood, however, that the grant hereunder is subject to shareholder approval to increase the authorized number of Option Shares eligible to be granted thereunder. The Employer shall use its best efforts to obtain such approval as soon as practicable. The terms of the Options are as follows:

Tranche	Number of Option Shares	Vesting	Exercise Price	Performance Criteria
1	2,500,000	June 11, 2008	$.031	None
2	1,000,000	June 11, 2008	$.061	None
3	500,000	December 31, 2008	$.031	Business plan completed, presented to the Board of Directors by June 30, 2008 and subsequently approved by the Board.
4	2,500,000	December 31, 2008	$.031	Formation of Lease Repurchase Company before August 15, 2008.
5	2,500,000	December 31, 2008	$.031	Formation of Finance Company before August 15, 2008
6	3,000,000	December 31, 2009	$.031	100 plus installations (18 hole equivalent golf courses).
7	2,000,000	December 31, 2009	$.061	100 plus installations (18 hole equivalent golf courses).
8	2,200,000	December 31, 2009	$.031	Gross revenue of over $20,000,000 for the fiscal year ending December 31, 2009.
9	1,000,000	December 31 2009	$.061	Gross revenue of over $20,000,000 for the fiscal year ending December 31, 2009.
10	2,000,000	December 31, 2009	$.031	Gross margin of over 30% for the fiscal year ending December 31, 2009.
11	500,000	December 31, 2009	$.061	Gross margin of over 30% for the fiscal year ending December 31, 2009.
12	2,000,000	December 31, 2009	$.031	EBITDA neutral for year ending December 31, 2009.
13	1,000,000	December 31, 2009	$.061	EBITDA neutral for year ending December 31, 2009.
14	100,000	December 31, 2009	$.031	Prepare business plan for 2010 by November 1, 2009 and subsequently approved by the Board.
15	100,000	December 31, 2009	$.061	Prepare business plan for 2010 by November 1, 2009 and subsequently approved by the Board.

16	3,000,000	December 31, 2010	$.031	120 plus installations (18 hole equivalent golf courses).
17	1,200,000	December 31, 2010	$.061	120 plus installations (18 hole equivalent golf courses).
18	2,000,000	December 31, 2010	$.031	Gross revenue of over $24,000,000 for the fiscal year ending December 31, 2010.
19	1,000,000	December 31, 2010	$.061	Gross revenue of over $24,000,000 for the fiscal year ending December 31, 2010.
20	2,000,000	December 31, 2010	$.031	Gross margin of over 35% for the fiscal year ending December 31, 2009.
21	1,000,000	December 31, 2010	$.061	Gross margin of over 35% for the fiscal year ending December 31, 2009.
22	2,200,000	December 31, 2010	$.031	EBITDA positive of $2,000,000 for year ending December 31, 2010.
23	1,000,000	December 31, 2010	$.061	EBITDA positive of $2,000,000 for year ending December 31, 2010.
24	2,200,000	December 31, 2010	$.031	Net profit positive of $1,000,000 for the fiscal year ending December 31, 2010.
25	1,000,000	December 31, 2010	$.061	Net profit positive of $1,000,000 for the fiscal year ending December 31, 2010.
26	100,000	December 31, 2010	$.031	Prepare business plan for 2011 by November 1, 2010 and subsequently approved by the Board.
27	100,000	December 31, 2010	$.061	Prepare business plan for 2011 by November 1, 2010 and subsequently approved by the Board.
28	3,000,000	December 31, 2011	$.031	144 plus installations (18 hole equivalent golf courses).
29	2,000,000	December 31, 2011	$.061	144 plus installations (18 hole equivalent golf courses).
30	2,000,000	December 31, 2011	$.031	Gross revenue of over $28,800,000 for the fiscal year ending December 31, 2011.
31	2,000,000	December 31, 2011	$.061	Gross revenue of over $28,800,000 for the fiscal year ending December 31, 2011.

32	2,000,000	December 31, 2011	$.031	Gross margin of over 40% for the fiscal year ending December 31, 2011.
33	1,000,000	December 31, 2011	$.061	Gross margin of over 40% for the fiscal year ending December 31, 2011.
34	2,000,000	December 31, 2011	$.031	EBITDA positive of $2,400,000 for the fiscal year ending December 31, 2011.
35	2,000,000	December 31, 2011	$.061	EBITDA positive of $2,400,000 for the fiscal year ending December 31, 2011.
36	2,000,000	December 31, 2011	$.031	Net profit $1,400,000 for the fiscal year ending December 31, 2011.
37	2,000,000	December 31, 2011	$.061	Net profit $1,400,000 for the fiscal year ending December 31, 2011.
38	200,000	December 31, 2011	$.031	Prepare business plan for 2012 by November 1, 2011 and subsequently approved by the Board.
39	100,000	December 31, 2011	$.061	Prepare business plan for 2012 by November 1, 2011 and subsequently approved by the Board.

The number of Option Shares and the exercise prices shall be adjusted for any stock splits, stock dividends, recapitalizations.

As used herein, gross margin means net revenue divided by installation costs (cost of goods and installation expenses). EBITDA means for the Employer and its subsidiaries, an amount equal to (a) the sum (without duplication) of (i) annual net income plus (ii) to the extent deducted in determining annual net income, (A) interest expense, (B) income tax expense, (C) depreciation and amortization, (D) net losses on asset sales for such period, and (E) other non-cash charges for such period (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) minus (b) to the extent included in determining annual net income, (i) net gains on asset sales for such period, (ii) other non-cash items increasing annual net income (excluding any non-cash gains for such period resulting from the reversal of an accrual or reduction or elimination of a reserve established in a prior period to the extent the related non-cash charge was excluded in accordance with clause (a)(ii)(E) above). Net profit means the net income of the Employer without regard to any financial reporting charge arising from (a) the conversion of Series B Preferred Stock, (b) the conversion of any other class or series of equity securities, (c) depreciation and amortization, or (d) adjustments related to prior transactions.

As a condition to exercise of the Options, the Employer may require the Executive to pay over to the Employer all applicable federal, state and local taxes which the Employer is required to withhold with respect to the exercise of the Options. At the discretion of the Board of Directors and upon the request of the Executive, the minimum statutory withholding tax requirements may be satisfied by the withholding of Option Shares otherwise issuable to the Executive upon the exercise of the Options. The Executive understands that: (a) unless the issuance of the Option Shares to the Executive upon exercise of the Options is registered under the Securities Act of 1933, as amended (the “Securities Act”), the Option Shares will be “restricted securities” within the meaning of Rule 144 under such Act; and (b) the Option Shares may not be sold, transferred or assigned by the Executive except pursuant to an effective registration statement under the Securities Act or an exemption from registration under the Securities Act. The Executive agrees that any certificates evidencing Option Shares may bear a legend indicating that their transferability is restricted in accordance with applicable state and federal securities laws. Notwithstanding the foregoing, the Employer shall use commercially reasonable best efforts as soon as practicable to have the shares of common stock of the Employer issuable upon the exercise of the Options covered by a registration statement on Form S-8.

(d) Except as expressly modified by this Agreement, the Executive shall be entitled to participate in all employee benefit plans or programs, and to receive all benefits, perquisites and emoluments, which are approved by the Board and are generally made available by the Employer to salaried employees of the Employer, to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof. Notwithstanding the foregoing, nothing in this Agreement shall require any particular plan or program to be continued nor preclude the amendment or termination of any such plan or program, provided that such amendment or termination is applicable generally to the employees of the Employer.

(e) The Executive shall be entitled to four (4) weeks vacation per calendar year during the Term, and a car allowance of $1,000 per month.

(f) Notwithstanding anything herein to the contrary, Executive hereby acknowledges and consents to readjustments to the Performance Criteria for any acquisitions by the Employer of an unaffiliated third party. Any adjustments to the Performance Criteria, will be mutually agreed upon between the Employer and the Executive.

Section 4. Business Expenses. The Employer shall pay or reimburse the Executive for all necessary expenses reasonably incurred by the Executive in connection with the performance of the Executive’s duties and obligations under this Agreement, subject to the Executive’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Employer may from time to time reasonably establish for employees (including but not limited to prior approval of extraordinary expenses). Travel by air shall be in coach except as to flights in excess of three hours, in which case Executive shall be entitled to fly business class or equivalent. Additionally, upon submission of appropriate documentation, the Employer shall reimburse the Executive for all travel related expenses incurred on behalf of the Employer during the period May 2-May 20, 2008 (up to $25,000).

Section 5. Effect of Termination of Employment.

(a) Termination Generally. Notwithstanding anything herein to the contrary, this Agreement may be terminated by the Employer, at any time, without “Cause” or “Good Reason” (each as defined below in Section 5(h)); provided, however, that Employer shall give Executive at least thirty (30) days’ prior written notice of such termination. The Employer may, in lieu of the notice period, pay the Executive’s Base Salary for the notice period. The date specified in any notice of termination as the Executive’s final day of employment shall be referred to herein as the “Termination Date.”

(b) Accrued Obligations. Except as set forth in this Section 5, in the event that Executive’s employment hereunder is terminated for any reason, then Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than (i) payment of any unpaid accrued vacation or business expenses, (ii) payment of any other unpaid amounts due and owing under any benefit, fringe or equity plans, and (iii) the opportunity to continue health coverage under the Employer’s group health plan in accordance with “COBRA” (“COBRA Coverage”) (the foregoing payments and benefits collectively referred to herein as “Accrued Obligations”).

(c) Termination Without Cause, Resignation for Good Reason. In the event that the Employer terminates Executive’s employment hereunder during the Term without “Cause” (defined below in Section 5(h)(i)) or the Executive resigns for “Good Reason” (defined below in Section 5(h)(iii)), then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than: (i) the Accrued Obligations, (ii) the Severance Amount (defined below in Section 5(h)(iv)) payable over the Severance Period (defined below in Section 5(h)(v)) in accordance with the Employer’s normal payroll practices, and (iii) the Executive’s Options (to the extent not already vested), and any other stock options shares granted to the Executive during the Term, shall become fully vested, and the Executive shall be permitted to exercise the Options for up to 24 months following the Termination Date. Notwithstanding the foregoing, (x) Options which are based on Performance Criteria with respect to any prior year which have not vested because the Performance Criteria for such year(s) have not been achieved shall not vest; and (y) 50% of the Options that are not based on Performance Criteria shall vest immediately, and the remaining 50% of such Options shall vest on the second (2nd) anniversary of the Effective Date, provided that during the 24-month period, Employer does not secure a judgment in a court of the State of Nevada or in the United States District Court in the Nevada District against Executive for breach of his obligations pursuant to this Agreement. In addition, if the Executive elects COBRA Coverage following the Termination Date, the applicable cost for such coverage during the Severance Period shall be that which the Employer charges active employees for group health coverage. Following the Severance Period, the Executive shall be required to pay the full applicable premium cost for the remainder of the COBRA Coverage period.

(d) Death or Disability. The Executive’s employment with the Employer shall terminate upon Executive’s death or “Disability” (defined below in Section 5(h)(ii)), in which case the Executive (or his estate and heirs) shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Executive’s date of termination other than (i) the Accrued Obligations, and (ii) continued payment of the Executive’s Base Salary (at the rate in effect as of his date of termination) for six months. To the extent that the Executive and/or his eligible dependents elect COBRA Coverage, the Employer shall waive the cost of such coverage for the first six months of such coverage. Thereafter, the Executive and/or his eligible dependents shall be responsible for the full applicable premium cost for the remainder of the COBRA Coverage period. In addition, the Executive (or his estate and heirs) shall be permitted to exercise his Option (to the extent vested as of the date of Executive’s termination of employment) for up to twelve months following such date of termination.

(e) Termination Due to Expiration. Upon termination of this Agreement due to the expiration of the Term, then the Executive shall be entitled to no compensation or other benefits of any kind whatsoever, other than the Accrued Obligations. The Executive’s Options (to the extent vested as of the Termination Date) in such event shall be exercisable for up to twelve months following the Termination Date. In addition, if the Executive elects COBRA Coverage following the Termination Date, the Executive shall be required to pay the full applicable premium cost for the remainder of the COBRA Coverage period.

(f) Release. Payment of any amounts under this Section 5 (other than the Accrued Obligations) shall be contingent upon Executive executing a general release of claims in favor of the Employer, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, which release shall be provided to the Executive within five business days following the Termination Date, and which must be executed by the Executive and become effective within thirty days thereafter. Severance payments under this Section 5 that are contingent upon such release shall commence within ten days after such release becomes effective. Upon delivery of such release by the Executive, the Employer shall deliver a general release to the Executive in his favor.

(g) Termination With Cause. The Employer may terminate this Agreement immediately for “Cause” by giving written notice to the Executive. In the event that this Agreement is terminated pursuant to this Section 5(g), the Executive shall be entitled to no compensation or other benefits of any kind whatsoever for any period after the Termination Date set forth in the notice given by the Employer to the Executive, except for the Accrued Obligations. The Executive’s Options, to the extent not vested as of the Termination Date, shall be forfeited and, with the exception of termination pursuant to either Section 5(h)(i)(6), 5(h)(i)(7) or 5(h)(i)(8), all vested Options may only be exercised for a period of thirty days after the Termination Date. In the event Employer terminates this Agreement pursuant to either Section 5(h)(i)(6), 5(h)(i)(7) or 5(h)(i)(8), all vested Options may be exercised during their original terms as set forth in Section 3(c) above. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 5(h)(i)(7), Executive shall receive an additional three months of Base Salary.

(h) Definitions.

(i) “Cause” shall mean: (1) the Executive’s gross negligence in the performance of the material responsibilities of his office or position; (2) the Executive’s gross or willful misconduct in the performance of the material responsibilities of his office or position; (3) material failure or refusal by the Executive to perform his duties, as such may be reasonably assigned to him from time to time, other than by reason of his disability, or other acts or omissions constituting material neglect or dereliction of his duties; (4) any conviction by a court of law of, or entry of a pleading of guilty or nolo contendre by Executive with respect to a felony; (5) the Executive’s embezzlement or intentional misappropriation of any property of the Employer (other than good faith expense account disputes or de minimis amounts); (6) the Executive’s breach of Section 6 of this Agreement; (7) the Employer’s failure to achieve at least one-half of the Performance Criteria for the most recently completed year; (8) the filing by a third party of a lawsuit against the Employer claiming that the entering into or performance of this Agreement violates the rights of such third party or interferes with an economic advantage or contract rights of such third party, and which lawsuit, in the opinion of the Employer’s board of directors, represents a significant burden on the Employer; (9) the Executive’s breach in any material respect with any other representation or covenant set forth herein; (10) fraud, dishonesty or other acts or omissions by the Executive that constitute a willful breach of his fiduciary duty to the Employer; or (11) the Executive’s use of alcohol or drugs which materially interferes with the performance of his duties hereunder or which materially compromises his integrity and reputation or the integrity and reputation of the Employer, or that of its employees, services or products. For purposes of this definition, an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Employer. The Executive shall be given notice of the termination of his employment for Cause. If the Executive shall be terminated pursuant to clause (1), (2), (3), (6) or (9) above, the Executive shall be given a reasonable period of time, not to exceed 30 days, to cure the matter (if curable). In all other cases, termination shall be effective as of the date notice is given.

(ii) “Disability” shall mean that Executive is incapable of performing his principal duties due to physical or mental incapacity or impairment for 180 consecutive days, or for 240 non-consecutive days, during any 12-month period.

(iii) “Good Reason” shall mean (a) a material adverse reduction in the Executive’s duties and responsibilities without his consent, or a reduction in the Executive’s title or positions (other than during any period of illness or disability); (b) a material breach by the Employer of a material term of the Agreement, (c) any reduction, without Executive’s consent, of Executive’s Base Salary, (d) any diminution, without Executive’s consent, in the Performance Criteria used to determine the Executive’s bonus opportunity under Section 3(b), or (e) a change of control. No failure described in clauses (a), (b), (c), or (d) shall constitute “Good Reason” unless the Executive provides the Board with written notice of the Executive’s objection to such failure within thirty (30) days after such failure first occurs, and the Employer is afforded an opportunity to cure such failure within 30 days after the Board’s receipt of such notice. As used herein, a “change of control” means the acquisition by an unaffiliated party of not less than 90% of the capital stock or all of the assets of the Employer.

(iv) “Severance Amount,” for purposes of Section 5(c), shall mean an amount equal to the lesser of the aggregate Base Salary for the remaining period of the Term or twelve months Base Salary, in each case at the rate in effect as of the Executive’s Termination Date.

(v) “Severance Period,” for purposes of Section 5(c), shall mean the remaining period of the Term.

Section 6. Confidentiality and Covenants Against Competition, Solicitation, Disparagement.

(a) The Executive agrees that his services hereunder are of a special, unique, extraordinary and intellectual character, and his position with the Employer places him in a position of confidence and trust with employees, customers, and suppliers of the Employer. The Executive further agrees and acknowledges that in the course of the Executive’s employment with the Employer, the Executive has been and will be privy to confidential information of the Employer. The Executive consequently agrees that it is reasonable and necessary for the protection of the trade secrets, goodwill and business of the Employer that the Executive make the covenants contained herein. Accordingly, the Executive agrees that while employed by the Employer and during the “Restrictive Period” (defined below in Section 6(b)(iv)) except as contained in Section 6(j) of this Employment Agreement, the Executive shall not (without the express prior written consent of the Employer), anywhere in the world, directly or indirectly,

(i) become Associated With any Competing Business;

(ii) solicit, sell, call upon or induce others to solicit, sell or call upon, directly or indirectly, any customer or prospective customer of the Employer for the purpose of inducing any such customer or prospective customer to purchase, license or lease a product or service of a Competing Business; or

(iii) employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment or retention as a consultant, any person who is, or was at any time within twelve (12) months prior to the last day of Executive’s employment with the Employer, an employee of, or exclusive consultant to, the Employer.

(b) For purposes of this Section 6, the term:

(i) “Employer” shall include the Employer, and any of its subsidiaries or affiliates.

(ii) “Competing Business” means that portion or segment of the business of any person, corporation (for profit or not for profit) or other entity which, directly or indirectly, engages in the manufacture, development, licensing, sale, and/or leasing of GPS and Wi-Fi software and hardware for use in golf course operations, residential community developments and other recreational and industrial applicants, except that Competing Business shall not include the sale or leasing of the Units referred to in Section 2 which the Executive currently owns, and the financing of new Systems for golf courses.

(iii) “Associated With” means serving as an owner, officer, employee, independent contractor, agent or a holder of 5% or more of any class of equity securities of, director, trustee, member, consultant or partner of any person, corporation (for profit or not for profit) or other entity engaged in a Competing Business.

(iv) “Restrictive Period” means the twelve-month period commencing from the Executive’s date of termination with the Employer.

(c) If the Executive or Employer commits a breach or is about to commit a breach, of any of the provisions of this Section 6, the Employer or the Executive shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Employer or Executive and that money damages will not provide an adequate remedy to the Employer. In addition, the Employer may take all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

(d) Executive shall not make any negative or disparaging comments regarding the Employer or its subsidiaries or affiliates, or any of their respective officers, directors, shareholders, partners, members, managers, agents or employees (collectively, the “Representatives”), including regarding the performance of the Employer or such subsidiaries or affiliates, or otherwise take any action that could reasonably be expected to adversely affect the Employer or its subsidiaries or affiliates or the personal or professional reputation of any of their respective Representatives; and the Employer and its Representatives shall not make any negative or disparaging comments regarding Executive, or otherwise take any action that could reasonably be expected to adversely affect the personal or professional reputation of Executive. Disclosure of information required to be disclosed by either party pursuant to any applicable law, court order, subpoena, compulsory process of law, or governmental decree shall not constitute a violation or breach of this Section 6(d); provided, that the disclosing party delivers written notice of such required disclosure to the other parties promptly before making such disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law, or governmental decree.

(e) The Executive further agrees that all documents, reports, plans, proposals, marketing and sales plans, customer lists, or materials principally relating to the businesses of the Employer or any of its subsidiaries or affiliates and made by the Executive or that came or come into the Executive’s possession by reason of the Executive’s employment by the Employer are the property of such entities and shall not be used by the Executive in any way adverse to the interests of the Employer or any of its subsidiaries or affiliates. The Executive will not, during the Term and thereafter, deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party without specific direction or consent of a duly authorized representative of the Employer. During or after termination of the Executive’s employment with the Employer, the Executive will not publish, release or otherwise make available to any third party any information describing any trade secret or other confidential information of the Employer without prior specific written authorization of the Employer.

(f) During the Term and thereafter, the Executive will regard and preserve as confidential all trade secrets and other confidential information pertaining to the business of the Employer that have been or may be obtained by the Executive by reason of the Executive’s employment by the Employer. The Executive will not, without written authority from the Employer to do so, use for the Executive’s own benefit or purposes, nor disclose to others, either during the Executive’s employment by the Employer or thereafter any trade secret or other confidential information relating to the business of the Employer, except as required in the course of the Executive’s employment with the Employer, or as required by law, or as (and only to the extent) required pursuant to legal process or by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency (and then only after providing the Employer with the opportunity to prevent such disclosure or to receive confidential treatment for the confidential information required to be disclosed); and the Executive will not take or retain or copy any of the information, customer lists, or other documents of the Employer. This Section 6(f) shall not apply with respect to information which has been voluntarily disclosed to the public by or with the consent of the Employer, independently developed and disclosed by others, or otherwise enters the public domain through lawful means.

(g) For purposes of this Agreement, the term “trade secret” shall include, but not be limited to, information encompassed in all plans, proposals, marketing and sales plans, customer lists, mailing lists, financial information, costs, pricing information, and all concepts or ideas in or reasonably related to the businesses of the Employer (whether or not divulged by the Executive or other employees or agents of the Employer) that have not previously been publicly released by duly authorized representatives of the Employer.

(h) Executive acknowledges that the type and periods of restriction imposed in the provisions of this Section 6 are fair and reasonable and are reasonably required for the protection of the Employer and the goodwill associated with the business of the Employer; and that the time, scope, geographic area and other provisions of this Section 6 have been specifically negotiated by sophisticated parties and are given as an integral part of this Agreement. The Executive specifically acknowledges that the restrictions contemplated by this Agreement will not prevent him from being employed or earning a livelihood. If any of the covenants in this Section 6, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in this Section 6, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or areas of such provision and, in its reduced form, such provision shall then be enforceable. The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in this Section 6 upon the courts of any state or other jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such states or other jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Employer to the relief provided above in the courts of any other states or other jurisdictions within the geographical scope of such covenants, as to breaches of such covenants in such other respective states or other jurisdictions, the above covenants as they relate to each state or other jurisdiction being, for this purpose, severable into diverse and independent covenants. The existence of any claim or cause of action by the Executive against the Employer shall not constitute a defense to the enforcement by the Employer of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

(i) The Executive further agrees that a copy of a summons and complaint seeking the entry of such order may be served upon the Executive by certified mail, return receipt requested, at the address set forth above or at any other address which the Executive shall designate in a writing addressed to the Employer in the manner that notices are to be addressed pursuant to Section 9 of this Agreement.

(j) The Employer fully acknowledges that the Executive owns existing businesses that sell, operate, install, refurbish, and finance, but do not manufacture, GPS golf systems throughout the world (“Executive’s Business”). Immediately after the earlier of December 31, 2011 or the Termination Date the Executive will be able to continue Executive’s Business without restriction in the same manner as of the date immediately prior to the Effective Date, it being understood that such action shall not constitute a breach under this Agreement.

Section 7. Assignment of Developments; Works for Hire. If at any time or times during Executive’s employment with the Employer, the Executive shall (either alone or with others) make, conceive, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work-of-authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (a) relates to the business of the Employer (or any subsidiary or affiliate of the Employer) or any customer of or supplier to the Employer (or any of its subsidiaries or affiliates) or any of the products or services being developed, manufactured, sold or provided by the Employer or which may be used in relation therewith or (b) results from tasks assigned to the Executive by the Employer, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Employer and its assigns, and the Executive shall promptly disclose to the Employer (or any persons designated by it) each such Development and hereby assigns any rights the Executive may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Employer and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary documentation, plans and models) to the Employer.

Upon disclosure of each Development to the Employer, the Executive will, during the Term and at any time thereafter, at the request and cost of the Employer, sign, execute, make and do all such deeds, documents, acts and things as the Employer and its duly authorized agents may reasonably require:

(a) to apply for, obtain and vest in the name of the Employer alone (unless the Employer otherwise directs) letters patent, copyrights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(b) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyrights, trademarks, service marks or other analogous protection.

In the event the Employer is unable, after commercially reasonable effort, to secure the Executive’s signature on any letters patent, copyrights, trademarks, service marks or other analogous protection relating to a Development, whether because of the Executive’s physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any such letters patent, copyrights, trademarks, service marks and other analogous protection thereon with the same legal force and effect as if executed by the Executive. Notwithstanding the foregoing, it is understood and agreed that all intellectual property rights relating to the Units and the Units themselves referred to in Section 2 which the Executive currently owns are and will continue to be the property of the Executive or his assignee.

Section 8. Withholding Taxes. The Employer may directly or indirectly withhold from any payments to be made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Employer.

Section 9. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing, and shall be deemed effective upon (a) personal delivery, if delivered by hand, (b) three days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered United States mail, or (c) the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

(a)	To the Employer:

GPS Industries, Inc. 5500 152nd Street, Suite 214 Surrey, B.C. V3S 5J9, Canada Attn: Chairman of the Board

with a copy (which shall not be deemed notice) to: David L. Ficksman, Esq. TroyGould PC 1801 Century Park East, 16th Floor Los Angeles, CA 90067

(b)	To the Executive:

to the Executive at the Executive’s address listed above.

or to such other address as either party shall have previously specified in writing to the other.

Section 10. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 10 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled thereto.

Section 11. Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive, the Employer and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to the Executive and may not be assigned by the Executive without the prior written consent of the Board, as evidenced by a resolution of the Board. Any attempted assignment in violation of this Section 11 shall be null and void.

Section 12. Governing Law. This Agreement, and all matters arising directly or indirectly from this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, without giving effect to the choice of law provisions thereof.

Section 13. Entire Agreement. This Agreement shall constitute the entire agreement between the parties with respect to the terms of Executive’s employment relationship with Employer, and supersedes all previous written, oral or implied understandings between them with respect to Executive’s employment by Employer.

Section 14. Amendments. This Agreement may only be amended or otherwise modified by a writing executed by each of the parties hereto.

Section 15. Survivorship. The provisions of Sections 5 through 13 hereof and this Section 15 shall survive the termination of this Agreement.

Section 16. Indemnification. Except to the extent of any breach by the Executive of any provision of this Agreement, the Employer shall indemnify, defend and hold the Executive harmless for actions and omissions as an officer and/or director of the Employer to the extent set forth in the Employer’s By-laws and/or Articles of Incorporation, as applicable. The Employer agrees that the Executive shall be covered by directors and officers insurance coverage during the Term on the same basis as the Employer maintains such coverage for other officers and directors of the Employer. The Executive shall indemnify, defend and hold the Employer harmless from damages incurred or payments made by the Employer arising out of a breach by the Executive of Section 1(b) of this Agreement.

Section 17. Key Man Life Insurance. The Executive agrees to cooperate with the Employer in obtaining any key man life insurance coverage insuring the Executive’s life and to submit to such physical examinations as may be needed to secure such coverage.

Section 18. Counterparts. This Agreement may be executed in any number of counterparts or facsimile copies, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 19. Legal Counsel. Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable period of time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Employer as to its contents. Executive and the Employer agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

Section 20. Section 409A. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Employer for purposes of the payments and benefit of Section 5 hereof unless he would be considered to have incurred a “termination of employment” from the Employer within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

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IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and delivered by its duly authorized officer and the Executive has signed this Agreement, all as of the first date written above.

GPS INDUSTRIES, INC.

By:	/s/ Marc Potter
	Name:	Marc Potter
	Title:	Principal Executive Officer

EXECUTIVE:

David Chessler
/s/ David Chessler